UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
Enhabit, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Vote Today “FOR” ONLY Enhabit’s Nine Nominees on the YELLOW Proxy Card
Dear Fellow Stockholders,
We are approaching this year’s Annual Meeting, where stockholders are being asked to make an important decision that will affect the future of their investment in Enhabit. As you know, one of our stockholders, AREX Capital Management, LP (together with its affiliates, “AREX”) is attempting to take control of Enhabit’s Board of Directors (the “Board”) by replacing nearly all of Enhabit’s independent directors with their own nominees. Protect the value of your investment by voting today “FOR” ONLY Enhabit’s nine highly qualified director nominees – Jeffrey W. Bolton, Tina L. Brown-Stevenson, Charles M. Elson, Erin P. Hoeflinger, Barbara A. Jacobsmeyer, Susan A. La Monica, Stuart M. McGuigan, Gregory S. Rush and Barry P. Schochet – on the enclosed YELLOW proxy card.
Enhabit Has Achieved Three Consecutive Quarters of Strong Operational Results –
Demonstrating that the Board and Management are Executing the Right Plan and Strategy
to Drive Value Creation
Since Enhabit’s spin-off from Encompass Health Corporation in July 2022, the Company has navigated challenging industry headwinds and market dynamics. As evidenced by our recent preliminary second quarter results announced on July 15, 2024, we have stabilized the business and achieved significant improvement in performance for three consecutive quarters through the successful execution of key operational initiatives, which have resulted in:
•Adjusted EBITDA1 in the range of $24.5 million to $25.0 million
•Reduction of debt by $15 million, including a $10 million payment on Enhabit’s revolving credit facility
•43% of Enhabit’s non-Medicare visits shifting to payor innovation contracts at improved rates, an increase from 38% in the first quarter of 2024
Enhabit’s momentum through the second quarter underscores the strength of our strategy, disciplined approach to debt reduction and commitment to stockholder value creation.
Third parties have recognized our progress as well. Institutional Shareholder Services (ISS), a leading independent proxy advisory firm, recently recommended that stockholders vote “FOR” a majority of Enhabit’s director nominees, noting: “The company's two most recent quarters have been promising and there are a number of underlying metrics which point to building momentum in the company's home health and hospice business.”2
Our recent performance demonstrates the Board’s oversight of our strategy and the substantial progress we have made in transitioning our stability into further profitable growth. In 2024, we achieved the following:
•Volume Growth in Home Health: Home Health admissions are increasing, driven by the continuing growth of Medicare Advantage admissions, with Q1’24 admissions up 5.3% year over year and Q2’24 admissions up 6.4% year over year.
•Enhabit’s Growing Payor Network: Our payor innovation strategy has yielded tremendous progress with non-Medicare visits, as noted above. Non-Medicare revenue per visit has increased as well from $136 per visit in 2022 to $145 in the first quarter of 2024.
•Increasing Hospice Census and Admissions: Efforts to build out our business development team, leverage data analytics to strengthen referral source relationships and develop efficiencies in the referral to admission process have led to tangible results in both revenue and admissions growth, up 2.9% and 6.9%, respectively, from the second quarter of 2022 to the first quarter of 2024.
•De Novo Strategy Advancement: Our de novo locations are accelerating top-line growth with a capital light model. Three de novo locations have opened thus far in 2024, in addition to the eight opened in 2023.
•Attracting and Retaining Top Talent: By aligning compensation and incentive plans with the Company’s strategic priorities and harnessing data analytics to encourage employee accountability, we saw a 30% increase in nursing applications, as compared to last year, and 151 net new full time nursing hires in the first quarter of 2024.
1 Please see “Information regarding non-GAAP Financial Measures” below.
2 Permission to use quotations was neither sought nor obtained.

Protect the Value of Your Investment in Enhabit: Vote the YELLOW Proxy Card Today
Your vote is extremely important. We strongly urge stockholders to vote ONLY “FOR” the entire slate of nine highly qualified and experienced Enhabit director nominees by using the enclosed YELLOW proxy card today.
You can elect our nominees by signing, dating and returning the YELLOW proxy card in the postage-paid envelope included in your proxy materials.
DISCARD the white proxy card you received from AREX. If you mistakenly voted using the white proxy card, you may cancel that vote by simply voting again using Enhabit’s YELLOW proxy card – only your latest-dated vote will count.
Thank you for your continued support of and investment in Enhabit.
Sincerely,
The Enhabit Board of Directors
If stockholders have questions or need assistance voting their shares, please contact:
Toll-Free: 1-800-322-2885
Or
Email: Enhabit@MacKenziePartners.com

About Enhabit Home Health & Hospice
Enhabit Home Health & Hospice (Enhabit, Inc.) is a leading national home health and hospice provider working to expand what’s possible for patient care in the home. Enhabit's team of clinicians supports patients and their families where they are most comfortable, with a nationwide footprint spanning 256 home health locations and 112 hospice locations across 34 states. Enhabit leverages advanced technology and compassionate teams to deliver extraordinary patient care. For more information, visit ehab.com.
Forward-Looking Statements
Statements contained in this communication which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking information speaks only as of the date hereof, and Enhabit undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are based upon current information and involve a number of risks and uncertainties, many of which are beyond our control. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from our present expectations include, but are not limited to, our ability to execute on our strategic plans, regulatory and other developments impacting the markets for our services, changes in reimbursement rates, general economic conditions, changes in the episodic versus non-episodic mix of our payors, the case mix of our patients, and payment methodologies, our ability to attract and retain key management personnel and health care professionals, potential disruptions or breaches of our or our vendors’, payors’, and other contract counterparties’ information systems, the outcome of litigation, our ability to successfully complete and integrate de novo locations, acquisitions, investments, and joint ventures, our ability to successfully integrate technology in our operations, our ability to control costs, particularly labor and employee benefit costs, and impacts resulting from the announcement of the conclusion of the strategic review process. Additional information regarding risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in this communication are described in reports filed with the SEC, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, copies of which are available on the Company’s website at http://investors.ehab.com and free of charge through the website maintained by the SEC at www.sec.gov. We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this communication.
Information Regarding non-GAAP Financial Measures
Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America (“GAAP”), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for or superior to other measures of financial performance prepared in accordance with GAAP, including Net (loss) income. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.
Management believes Adjusted EBITDA assists investors in comparing our operating performance across operating periods on a consistent basis by excluding items we do not believe are indicative of our operating performance. We calculate Adjusted EBITDA as Net (loss) income adjusted to exclude (1) income tax (benefit) expense, (2) interest expense and amortization of debt discounts and fees, (3) depreciation and amortization, (4) gains or losses on disposal or impairment of assets or goodwill, (5) stock‑based compensation, (6) net income attributable to noncontrolling interests, (7) unusual or nonrecurring items not typical of ongoing operations, and (8) gain on consolidation of joint venture formerly accounted for under the equity method of accounting. Unusual and nonrecurring items for the three months ended June 30, 2024, include: (i) third-party legal and advisory fees related to the strategic review process; (ii) certain third-party, nonrecurring litigation fees related to a lawsuit in which the Company is a plaintiff, styled Enhabit, Inc. et al. v. Nautic Partners IX, L.P., et al. and pending in the Chancery Court of Delaware, and in which the Company has asserted claims for breach of fiduciary duty, aiding and abetting, and usurpation of corporate opportunity arising from actions involving its former officers; (iii) third-party legal and advisory fees related to shareholder activism; and (iv) transition costs related to the separation from Encompass Health Corporation.
Enhabit is unable to reconcile the guidance presented for unaudited preliminary Adjusted EBITDA to its corresponding GAAP measures without unreasonable effort due to the inherent difficulty in predicting, with reasonable certainty, the future impact of factors that are outside the control of Enhabit or otherwise non-indicative of its ongoing operating performance. Accordingly, the Company relies on the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K. Such factors include, but are not limited to, the Company’s financial close procedures, final accounting adjustments and other developments that may arise between the date of this communication and the time that financial results for the second quarter of 2024 are finalized, and such differences may be material.
Important Additional Information and Where to Find It
The Company has filed a definitive proxy statement on Schedule 14A and other documents with the SEC in connection with its solicitation of proxies from the Company’s stockholders for the Company’s 2024 annual meeting of stockholders. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING YELLOW PROXY CARD, AND ALL OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying YELLOW proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Investors” section of the Company’s website, http://investors.ehab.com, or by contacting InvestorRelations@ehab.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.
Media contact
Erin Volbeda
media@ehab.com
972-338-5141
Investor relations contact
Crissy Carlisle
investorrelations@ehab.com
469-860-6061